Exhibit 99.1

Broadstone Acquisition Corp. Receives Anticipated Notice from New York Stock Exchange Regarding Pending Quarterly Report Filing

NEW YORK, June 1, 2021 /PRNewswire/ -- Broadstone Acquisition Corp. (NYSE: BSN) (the “Company”) received written notification from The New York Stock Exchange (“NYSE”) on May 25, 2021 that, because the Company has not yet filed its Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 (the “10-Q”) with the Securities and Exchange Commission (“SEC”), the Company does not comply with the continued listing requirements under Section 802.01E of the Listed Company Manual, which requires NYSE-listed companies to timely file all periodic reports with the SEC. The NYSE informed the Company that the Company has six months from the 10-Q filing due date to file the Form 10-Q. The Notice has no immediate effect on the listing or trading of the Company's securities on the NYSE.

As previously disclosed in the Company’s Current Report on Form 8-K filed on May 20, 2021 regarding non-reliance on the previously filed financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, on April 12, 2021, the staff of the SEC issued a statement pertaining to Special Purpose Acquisition Companies (“SPACs”) entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies” (the “SEC Statement”). In the SEC Statement, the SEC staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. As a result of the SEC Statement, the Company concluded that its public warrants and the private placement warrants issued in connection with the Company’s initial public offering on September 15, 2020 should be classified as liabilities.

About Broadstone Acquisition Corp.

Broadstone Acquisition Corp. is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, the Company intends to focus its search on fundamentally sound but stressed businesses in the UK and Europe.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the 10-Q. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for its initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Iain Dey
+44 7976 295906
Broadstone@Edelman.com